                                                                    EXHIBIT 99.4


[PRIMA ENERGY CORPORATION LOGO]


August 6, 2002
Denver, Colorado

                              FOR IMMEDIATE RELEASE

                        PRIMA ENERGY CORPORATION REPORTS
            SECOND QUARTER RESULTS AND PROVIDES UPDATE ON ACTIVITIES

Prima Energy Corporation ("Prima"), a Denver based independent oil and gas company, today announced its results for the quarter and six months ended June 30, 2002 and provided an update of its operating activities and commodity hedging transactions.

RESULTS OF OPERATIONS FOR THE THREE- AND SIX- MONTH PERIODS ENDED JUNE 30, 2002

Quarter Ended June 30, 2002

The Company reported second quarter 2002 net income of $1,990,000, or $0.15 per diluted share. This compares to second quarter 2001 net income of $5,671,000, or $0.43 per diluted share. Prima reported cash flows from operating activities before changes in operating assets and liabilities of $3,387,000 in the second quarter of 2002, compared to $10,606,000 in the comparable quarter of 2001.

Cash flows before working capital changes for the recent quarter reflect a current tax provision of $973,000, which exceeded the total income tax provision for the quarter of $480,000, due to the reversal of various timing differences, including gains on derivatives and asset sales.

The Company's operating results for the second quarter of 2002 included an aggregate $87,000 net loss on derivatives, comprised of $635,000 of losses on settled positions relating to production months during the quarter and $548,000 of gains on mark-to-market adjustments and early settlement of other positions. On an adjusted basis, excluding the mark-to-market gains on derivatives of $548,000 ($373,000 after tax, or $0.03 per share) to match realizations with underlying production months, consistent with the practice of many analysts, the Company's net income would be $1,617,000, or $0.12 per diluted share.

Revenues for the 2002 quarter totaled $8,718,000 compared to $14,188,000 in the second quarter of 2001. Oil and gas sales reported for the second quarter of 2002 totaled $6,121,000, compared to $11,909,000 for 2001, for a decrease of 49%. The decline was attributable to the combined effects of a 21% year-over-year decline in production volumes and a 35% reduction in average realized oil and gas prices.

Prima's natural gas production declined by 22%, from 2,220,000 Mcf in the second quarter of 2001 to 1,729,000 Mcf in the latest quarter. The 2001-quarter included a contribution of 200,000 Mcf from the Company's Stones Throw CBM property, which was sold in March 2002. Oil production totaled 93,000 barrels in the second quarter of 2002, compared to 112,000 barrels in the same quarter of 2001, for a decrease of 17%. On an equivalent unit basis, the Company's production declined from 2,892,000 Mcfe in the second quarter of 2001 to 2,286,000 Mcfe in the recent quarter. The declines reflected a high level of activity last year in a strong commodity price environment, a reduced level of drilling and re-stimulation activities since mid-2001 due to lower gas prices, the sale of the Stones Throw CBM project in the first quarter of 2002, and recent high line pressures in the DJ Basin which have constricted production.

Average sales prices received for natural gas production were $2.23 per Mcf in the second quarter of 2002 and $3.97 per Mcf in the 2001 quarter, representing a year-over-year decrease of $1.74 per Mcf, or 44%. Average prices received per barrel of oil were $24.47 in the recent quarter and $27.55 in the same period last year, for a decrease of $3.08 per barrel or 11%. On an energy equivalent basis, the average price received was $2.68 per Mcfe in the latest quarter compared to $4.12 per Mcfe in the prior year period.

Prima's total production was 76% natural gas and 24% oil in 2002, compared to 77% gas and 23% oil in the prior-year period. Approximately 63% of the Company's total oil and gas revenues in the second quarter of 2002 was derived from natural gas sales, compared to 74% in the second quarter of 2001.

Depletion expense in the second quarter of 2002 was $0.90 per Mcfe, up from $0.64 per Mcfe in the second quarter last year but comparable to the second half of 2001 and the first quarter of 2002. Lease operating expenses averaged $0.34 per Mcfe produced in the 2002 quarter compared to $0.23 per Mcfe in the 2001 quarter. The increased LOE per unit reflected fewer current year additions of high-rate new wells or re-stimulation operations, which generally lower average costs per unit of production, as well as the negative impact on production of high line pressure in the DJ Basin late in the quarter, and the smaller production base in Wyoming over which to spread field office expenses after the Stones Throw asset sale. Production taxes were $0.22 and $0.30 per Mcfe in the 2002 and 2001 quarters, respectively, reflecting higher product prices in 2001. General and administrative expenses decreased $76,000 for the quarter ended June 30, 2002, compared to the prior year, primarily due to increased amounts capitalized.

Oilfield service revenues from third parties totaled $2,354,000 in the quarter ended June 30, 2002 compared to $2,006,000 in the quarter ended June 30, 2001, for an increase of $348,000, or 17%. Costs of oilfield services provided to third parties were $1,745,000 in 2002 compared to $1,379,000 in 2001, for an increase of $366,000, or 27%. Higher revenues and costs in the current year reflect increases in the amount of equipment placed in service and a greater portion of services provided to third parties. Service fees and costs associated with Prima-owned property interests, which are eliminated in consolidation, represented 14% of the service companies' activities in 2002 compared to 39% in 2001. The year-over-year decline in operating margins for Prima's oilfield service operations reflects lower equipment utilization and rate reductions in 2002 due to reduced overall market demand for such services.

The Company's provision for income taxes was 19% of income before income taxes in the current quarter, compared to 31% in the prior year's quarter, due primarily to permanent differences, such as Section 29 tax credits and statutory depletion, that did not decline proportionately with pre-tax income. Although $11,746,000 of proceeds from the Stones Throw asset sale were closed into an escrow account with a qualifying intermediary to preserve the opportunity to consummate a tax-free like-kind exchange, the Company does not currently expect to satisfy the requirement that such properties be acquired on or before September 5, 2002 in order to defer the tax gain. The tax provision for the period ended June 30, 2002 reflects that expectation in the determination of current income taxes.

Six Months Ended June 30, 2002

For the six months ended June 30, 2002, Prima reported net income of $1,268,000, or $0.10 per diluted share, compared to net income of $14,347,000, or $1.08 per diluted share, for the six months ended June 30, 2001. The prior year included $611,000 of net income ($0.05 per diluted share) from the cumulative effect of adoption of SFAS 133, "Accounting for Derivative Instruments and Hedging Activities." Cash flows from operating activities before changes in operating assets and liabilities aggregated $10,325,000 for the first six months of 2002 compared to $24,309,000 for the first six months of 2001. A large reversal of book-tax timing differences in the first half of 2002 resulted in the current income tax provision for the period of $1,073,000 significantly exceeding the total tax provision of $140,000.

The results for the first half of 2002 included an aggregate $2,796,000 net loss on derivatives, comprised of $1,815,000 of gains realized on settled positions relating to production months during the six-month period and $4,611,000 of losses on mark-to-market adjustments and early settlement of other positions. On an adjusted basis, excluding the mark-to-market losses on derivatives of $4,611,000 ($3,134,000 after tax, or

$0.24 per share), to match realizations with underlying production months, the Company's net income would be $4,402,000, or $0.33 per diluted share, in the first half of 2002.

Revenues for the 2002 period, which were reduced by the reported $2,796,000 loss on derivatives, totaled $14,125,000, compared to $32,658,000 for the first six months of 2001. Oil and gas sales reported for the first half of 2002 totaled $12,005,000, compared to $28,266,000 for 2001, for a decrease of 58%. The decline was attributable to the combined effects of a 51% decrease in average prices realized per equivalent unit of oil and gas production and a 13% year-over-year decline in production volumes.

The average price received for natural gas production during the six months ended June 30, 2002 was $2.03 per Mcf, compared to $5.10 per Mcf for the six months ended June 30, 2001, representing a decrease of $3.07 per Mcf or 60%. Average prices received for oil during the same periods were $23.06 and $28.03 per barrel, respectively, for a year-over-year decrease of $4.97 per barrel or 18%. On an Mcf equivalent basis, the average price received for the Company's production was $2.44 for the six months ended June 30, 2002 compared to $5.00 for the six months ended June 30, 2001. Hedging losses of $158,000 included in oil and gas revenues for the six months of 2002 had the effect of decreasing average price realizations by $0.86 per barrel of oil and $0.03 per Mcfe. Hedging gains of $1,250,000 included in oil and gas revenues for the first six months of 2001 had the effect of increasing average price realizations by $0.29 per Mcf of natural gas, $0.06 per barrel of oil and $0.22 per Mcfe.

Prima's net natural gas production during the first six months of 2002 and 2001 totaled 3,832,000 Mcf and 4,319,000 Mcf, respectively, reflecting a decrease of 487,000 Mcf, or 11%. Net oil production was 183,000 barrels and 223,000 barrels for the same six-month periods, representing a decrease of 40,000 barrels or 18%. On an equivalent unit basis, the Company's production decreased from 5,657,000 Mcfe in the first half of 2001 to 4,930,000 Mcfe during the same period in 2002.

Depletion expense for oil and gas properties was $4,437,000, or $0.90 per Mcfe, during the first six months of 2002, compared to $3,620,000, or $0.64 per Mcfe produced during the first six months of 2001. LOE was $1,576,000 for the six months ended June 30, 2002 compared to $1,450,000 for the six months ended June 30, 2001. Ad valorem and production taxes were $965,000 and $2,293,000 for the same periods, reflecting decreased revenue in the current year. Total lifting costs were 21% of oil and gas revenues and $0.52 per Mcfe for the first six months of 2002, compared to 13% and $0.66 per Mcfe for the same 2001 period. General and administrative expenses decreased $392,000 for the six months ended June 30, 2002 to $1,616,000 due primarily to lower bonus costs and other personnel expenses, higher reimbursements from third parties, and increased amounts capitalized.

Primarily reflecting increased utilization for third parties, oilfield service revenues grew by 17%, from $3,782,000 in the first half of 2001 to $4,439,000 during the latest six-month period. Costs of oilfield services were $3,480,000 for the six months ended June 30, 2002, compared to $2,513,000 for the same period of 2001, an increase of $967,000 or 38%. For the six months ended June 30, 2002, 12% of fees billed by the service companies were for Prima-owned property interests, compared to 39% for the six months ended June 30, 2001.

CEILING TEST

Under the Securities and Exchange Commission's full cost accounting rules, a non-cash impairment charge is required if the capitalized costs of the Company's proved oil and gas properties exceed a "ceiling" calculated in accordance with such rules. Application of this ceiling test generally requires calculating the present value of future net revenues from estimated proved reserves using a 10% discount rate and unescalated "spot" prices in effect as of the last day of each quarter. At June 30, 2002, spot prices applicable to Prima's natural gas sales were temporarily depressed to a level whereby its capitalized costs exceeded the ceiling by approximately $8 million. This calculation was based on a spot price for gas delivered into the Colorado Interstate Gas ("CIG") system of $1.05 per MMBtu. CIG spot gas prices have been volatile since quarter end, varying daily with local weather conditions and other factors, but at the time these financial statements were completed and the Company's auditors concluded their interim review, the CIG spot price had increased to a level above $1.50 per MMBtu. As a result, the calculated present value of the Company's future net revenues, discounted at 10%, once again exceeded its capitalized costs and a write-down as of June 30, 2002 was not required. Longer-term quotations on futures markets for CIG gas have remained well above recent price levels, with a three-year market quote of approximately $3.00 per MMBtu as of August 1, 2002. However, a write-down may be a required at a future date, including, potentially, at the end of the current quarter, depending on then-current spot prices. A ceiling limit write-down, if recorded, would not affect the Company's historical or future cash flows and would have the effect of reducing subsequently-reported depletion expense.

COMMODITY HEDGING

Prima realized net settlement losses totaling $273,000 on derivatives positions closed out during July 2002. At the close of business on July 31, 2002, open oil and gas derivatives instruments showed net unrealized losses aggregating $226,000, as follows:

                                               Market          Total Volumes        Contract    Unrealized
Time Period                                     Index         (MMBtu or Bbls)         Price       (Loss)
-----------                                    ------         ---------------       --------    ----------
Natural Gas
     September 2002 ....................        NYMEX              300,000           2.9422     $  (3,000)
     October - December 2002 ...........        NYMEX              550,000           3.0691       (44,000)
     October - November 2002 ...........         CIG               350,000           2.1914       (39,000)
     January -  March 2003 .............        NYMEX              250,000           3.4264       (55,000)

Crude Oil
     September 2002 ....................        NYMEX               15,000            21.37       (85,000)
                                                                                                ---------
Total Unrealized Losses ................                                                        $(226,000)
                                                                                                =========

OPERATING AND INVESTMENT ACTIVITIES

Prima invested $6,713,000 in oil and gas properties during the first six months of 2002, including $5,729,000 on well costs and other development activities and $984,000 for undeveloped acreage. Well costs and other development expenditures were incurred principally in drilling four (3.4 net) wells in the Denver Basin and four (2.85 net) CBM wells in the Powder River Basin, refracturing or recompleting 21 (18.0 net) wells in the Denver Basin, and building infrastructure in the Porcupine-Tuit CBM area. All of the drilling, refracturing and recompletion operations were successful and the wells have been placed or re-placed on production. During the first half of 2002, the Company also expended $277,000 for other property and equipment and $966,000 for the purchase of approximately 39,000 shares of treasury stock. During the period, Prima realized approximately $13,553,000 of proceeds from the sale of oil and gas properties, most of which related to the Stones Throw CBM property and related assets that were sold during the first quarter of the year. As a result, the Company's net working capital increased from $28,122,000 at the end of 2001 to $39,379,000 at June 30, 2002. Net working capital at the end of June 2002 included $40,019,000 of cash equivalents and short-term investments, and the Company continues to be free of long-term debt. This strong financial condition provides the Company considerable flexibility in responding to opportunities and scheduling capital investments to take advantage of market conditions. Prima has also utilized this flexibility to continue to repurchase its stock and has acquired 25,200 shares in the current quarter at a total cost of $426,000. Under a stock repurchase authorization approved by Prima's Board of Directors in January 2001, the Company has remaining authorization to acquire approximately 420,000 additional shares of its outstanding common stock.

Prima previously reported plans for current year capital investments aggregating between $25 million and $30 million, with investment activities weighted toward the second half of the year to benefit from anticipated improvements in gas prices and service costs. Certain investments in the Powder River Basin CBM play were also deferred to take advantage of developing infrastructure, activities of other operators, and the pending issuance of a record of decision by the Bureau of Land Management concerning an environmental impact statement (EIS) for area-wide CBM development. The Company currently anticipates that total capital investments for the year, excluding acquisitions which are not budgeted, will be near the lower end of the indicated range due to continued low gas prices in the Rocky Mountain region, an expected delay in the EIS until at least late this year, and ongoing efforts to coordinate development of CBM properties with other operators to realize efficiencies.

Activities currently planned for the second half of 2002 include drilling approximately ten development wells in the Denver Basin, 60 CBM wells in the Powder River Basin, and one exploratory well. Additional planned 2002 activities provide for investments in various hook-up and infrastructure facilities, including expansion of the Porcupine-Tuit CBM project in the Powder River Basin, and conducting approximately 20 refracturing or recompletion operations in the Denver Basin. A portion of the 2002 budget has also been reserved for acquisition of additional acreage for future exploration or exploitation, or for other opportunities identified during the year.

The Company commenced production in late July from the 27 Wyodak coal wells that had been drilled through mid-year in the Porcupine-Tuit project area. Initial rates have been in line with expectations, with aggregate gas production averaging approximately 2,300 Mcf (gross) per day, while the wells are continuing to de-water. Water production rates confirm favorable permeability in the coals. An additional 61 locations have been identified in this project area for near-term drilling, including 35 for which drilling permits were recently obtained. The Company anticipates having approximately 60 wells on production in the Porcupine-Tuit project area by the end of the year, with all 88 planned wells on-line by the end of the second quarter of 2003. Production reported for wells in the Porcupine-Tuit area owned by other operators has generally been averaging 150 to 250 Mcf per day, with several wells averaging in excess of 350 Mcf per day, after typical de-watering periods of six to nine months. Although projections at this early stage are tentative, Prima expects its wells in this area to exhibit similar production performance.

Last month, Prima drilled the first four of 14 wells scheduled for the current year in the Kingsbury CBM project area. These wells are part of the Company's first deep coal pilot project, intended to begin testing two coals found at depths between 1,500 feet and 2,000 feet. We expect to have all 14 of these wells on pump by year-end.

A third-party is currently drilling a test well on the Merna Prospect, located in Sublette County, Wyoming, to evaluate the Cretaceous Lance and Mesaverde formations, which are under extensive development on the Pinedale Anticline ten to 30 miles to the southeast. The operator of this test well has indicated that it plans to install a 35-mile six-inch diameter natural gas pipeline later this year to facilitate extended production testing of the well. The Company owns approximately 72,000 gross (28,000 net) undeveloped acres in the prospect area, subject to a farmout agreement covering a portion of the acreage, which includes the drill site for the current well. Prima has a 3% overriding royalty and a 12.5% after-payout reversionary interest in this exploratory well, and the Company's working interest in the remainder of the project area varies from 12.5% to 50%.

Prima plans to commence drilling a 100%-owned exploratory test well on the Coyote Flats Prospect in September. The Company owns approximately 74,000 gross (71,000 net) acres within this prospect area, which is located on the Wasatch Plateau 15 to 25 miles northwest of Price, Utah. Prima's objectives at Coyote Flats will be to test the hydrocarbon potential of sandstone and coal bed reservoirs in the Blackhawk, Emery, Ferron and Dakota members of the middle to lower Cretaceous section. The well is projected to cost approximately $900,000 to drill, test and complete.

Although a specific budget for property acquisitions has not been established, the Company continues to pursue such opportunities on an ongoing basis.

CONFERENCE CALL

Prima will hold a conference call on Wednesday, August 7, 2002, at 8:30 a.m. MDT to review its second quarter operating results. Interested parties may access the conference call by dialing 1-800-451-7724 and providing reservation number V236. Replays will be available from noon MDT, August 7, 2002 until 10:00 p.m. August 14, 2002, by dialing 1-877-710-5298 (no reservation number necessary). In addition, the conference call will be web-cast live over the Internet by following the link from Prima Energy's website at www.primaenergy.com. To listen to the live call from our website, please access the website at least fifteen minutes early to register, and download and install any necessary audio software. A replay from the Internet site will be available shortly after the call is completed, and will be available for 90 days.

This press release contains projections or forward-looking statements, which are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements related to drilling and construction plans, other investment activities, projected production levels, anticipated production commencement dates, and future oil and gas prices. The words "believe," "expect," "plan," "target," "intend," or "project" and similar expressions identify forward-looking statements. Any such statements or projections reflect the Company's current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved, and actual results could differ materially from those projected. Prima does not undertake to update, revise or correct any of the forward-looking information. A discussion of important factors that could cause actual results to differ materially from those projected is included in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.


NASDAQ Symbol:  PENG

Contacts: Richard H. Lewis, President and Chief Executive Officer
          Neil L. Stenbuck, Executive Vice President and Chief Financial Officer

Telephone Number: (303) 297-2100
Website: www.primaenergy.com

Financial data follows. In addition, a copy of the Company's Form 10-Q for the quarter ended June 30, 2002 and Form 10-K for the year ended December 31, 2001 are, or will be, available on the Company's Website at www.primaenergy.com.

                            PRIMA ENERGY CORPORATION
                        CONSOLIDATED STATEMENTS OF INCOME
                                   (UNAUDITED)

                                                                       Three Months Ended                  Six Months Ended
                                                                            June 30,                           June 30,
                                                                 -----------------------------     ------------------------------
                                                                     2002             2001             2002              2001
                                                                 ------------     ------------     ------------      ------------
REVENUES
Oil and gas sales ..........................................     $  6,121,000     $ 11,909,000     $ 12,005,000      $ 28,266,000
Gains (losses) on derivatives instruments, net .............           70,000               --       (2,638,000)               --
Oilfield services ..........................................        2,354,000        2,006,000        4,439,000         3,782,000
Interest, dividend and other income ........................          173,000          273,000          319,000           610,000
                                                                 ------------     ------------     ------------      ------------
                                                                    8,718,000       14,188,000       14,125,000        32,658,000
                                                                 ------------     ------------     ------------      ------------
EXPENSES
Depreciation, depletion and amortization:
     Depletion of oil and gas properties ...................        2,058,000        1,852,000        4,437,000         3,620,000
     Depreciation of property and equipment ................          321,000          296,000          643,000           578,000
Lease operating expense ....................................          771,000          651,000        1,576,000         1,450,000
Ad valorem and production taxes ............................          509,000          869,000          965,000         2,293,000
Cost of oilfield services ..................................        1,745,000        1,379,000        3,480,000         2,513,000
General and administrative .................................          844,000          920,000        1,616,000         2,008,000
                                                                 ------------     ------------     ------------      ------------
                                                                    6,248,000        5,967,000       12,717,000        12,462,000
                                                                 ------------     ------------     ------------      ------------
Income Before Income Taxes and Cumulative Effect
   of Change in Accounting Principle .......................        2,470,000        8,221,000        1,408,000        20,196,000
Provision for Income Taxes .................................          480,000        2,550,000          140,000         6,460,000
                                                                 ------------     ------------     ------------      ------------
Net Income Before Cumulative Effect of Change in
   Accounting Principle ....................................        1,990,000        5,671,000        1,268,000        13,736,000
Cumulative Effect of Change in Accounting Principle ........               --               --               --           611,000
                                                                 ------------     ------------     ------------      ------------
NET INCOME .................................................     $  1,990,000     $  5,671,000     $  1,268,000      $ 14,347,000
                                                                 ============     ============     ============      ============

Basic Net Income per Share Before Cumulative Effect
   of Change in Accounting Principle .......................     $       0.16     $       0.45     $       0.10      $       1.08
Cumulative Effect of Change in Accounting Principle ........               --               --               --              0.05
                                                                 ------------     ------------     ------------      ------------
BASIC NET INCOME PER SHARE .................................     $       0.16     $       0.45     $       0.10      $       1.13
                                                                 ============     ============     ============      ============

Diluted Net Income per Share Before Cumulative
   Effect of Change in Accounting Principle ................     $       0.15     $       0.43     $       0.10      $       1.03
Cumulative Effect of Change in Accounting Principle ........               --               --               --              0.05
                                                                 ------------     ------------     ------------      ------------
DILUTED NET INCOME PER SHARE ...............................     $       0.15     $       0.43     $       0.10      $       1.08
                                                                 ============     ============     ============      ============

Weighted Average Common Shares Outstanding .................       12,799,273       12,732,542       12,765,770        12,744,977
                                                                 ============     ============     ============      ============
Weighted Average Common Shares Outstanding
   Assuming Dilution .......................................       13,271,084       13,281,518       13,288,456        13,291,417
                                                                 ============     ============     ============      ============
PRODUCTION:
     Natural gas (mcf) .....................................        1,729,000        2,220,000        3,832,000         4,319,000
     Oil (barrels) .........................................           93,000          112,000          183,000           223,000

AVERAGE PRICES:
     Natural gas (per mcf) .................................     $       2.23     $       3.97     $       2.03      $       5.10
     Oil (per barrel) ......................................     $      24.47     $      27.55     $      23.06      $      28.03

                            PRIMA ENERGY CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                    June 30,       December 31,
                                                      2002             2001
                                                  ------------     ------------
                                                  (Unaudited)
ASSETS
     Current assets .........................     $ 47,689,000     $ 38,158,000
     Oil and gas properties, net ............       79,295,000       90,572,000
     Property and equipment, net ............        5,030,000        5,433,000
     Other assets ...........................        1,281,000        1,281,000
                                                  ------------     ------------
                                                  $133,295,000     $135,444,000
                                                  ============     ============

LIABILITIES AND STOCKHOLDERS' EQUITY
     Current liabilities ....................     $  8,310,000     $ 10,036,000
     Ad valorem taxes, non-current ..........          930,000        3,302,000
     Deferred income taxes ..................       21,143,000       20,366,000
     Stockholders' equity ...................      102,912,000      101,740,000
                                                  ------------     ------------
                                                  $133,295,000     $135,444,000
                                                  ============     ============

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                                              Six Months Ended
                                                                                  June 30,
                                                                      ------------------------------
                                                                          2002              2001
                                                                      ------------      ------------
OPERATING ACTIVITIES
Net income ......................................................     $  1,268,000      $ 14,347,000
Adjustments to reconcile net income to net cash
   provided by operating activities:
     Depreciation, depletion and amortization ...................        5,080,000         4,198,000
     Deferred income taxes ......................................         (933,000)        6,012,000
     Mark to market commodity derivatives:
       Total losses (gains) .....................................        2,638,000          (350,000)
       Amounts received on closed positions .....................        2,052,000                --
     Other ......................................................          220,000           102,000
     Net changes in operating assets and liabilities ............       (2,726,000)         (155,000)
                                                                      ------------      ------------
            Net cash provided by operating activities ...........        7,599,000        24,154,000
                                                                      ------------      ------------
INVESTING ACTIVITIES
Proceeds from sales of oil & gas properties .....................       13,553,000                --
Increase in cash held in like-kind exchange escrow ..............      (11,798,000)               --
Additions to oil and gas properties .............................       (6,713,000)      (21,111,000)
Purchases of other property, net ................................         (277,000)       (1,109,000)
Proceeds from sales of available for sale securities, net .......          282,000            49,000
                                                                      ------------      ------------
            Net cash used in investing activities ...............       (4,953,000)      (22,171,000)
                                                                      ------------      ------------
NET FINANCING ACTIVITIES ........................................           78,000        (2,596,000)
                                                                      ------------      ------------
INCREASE (DECREASE) IN CASH AND CASH
   EQUIVALENTS ..................................................        2,724,000          (613,000)
CASH AND CASH EQUIVALENTS, beginning of period ..................       23,337,000        20,382,000
                                                                      ------------      ------------
CASH AND CASH EQUIVALENTS, end of period ........................     $ 26,061,000      $ 19,769,000
                                                                      ============      ============